Exhibit 99.1

FOR IMMEDIATE RELEASE

Teladoc Health Chief Operating Officer and Chief Financial Officer Resigns

Proven operational and financial leaders to assume interim roles reporting to CEO

PURCHASE, NY, December 17, 2018 — Teladoc Health (NYSE: TDOC), the global leader in virtual care, today announced that Mark Hirschhorn has resigned as Executive Vice President, Chief Operating Officer and Chief Financial Officer for Teladoc Health, effective January 1, 2019.

Mr. Hirschhorn said, “While this was a difficult decision, it’s the right one for my family and the company. It has been an enormous privilege to play a role in transforming how people access healthcare around the world, and I know the talented team at Teladoc Health is well positioned to continue advancing this important mission.”

“The Board and I appreciate Mark’s contributions, and we support his decision,” said Teladoc Health CEO Jason Gorevic.

Leadership Transition

The company has initiated a formal search process to fill the roles of Chief Operating Officer and Chief Financial Officer. While the search is underway, two trusted leaders will take on these responsibilities during the transition. Teladoc Health President Peter McClennen will take on the role of Interim Chief Operating Officer and Senior Vice President, Chief Accounting Officer, and Controller Gabriel Cappucci will coordinate all finance activity, until permanent replacements are named. In addition, Mr. Cappucci will continue to have authority over accounting and financial statement preparation.

Mr. Gorevic added, “The Board and I are confident that the Teladoc Health leadership team will continue to execute on our mission and drive a high level of performance across channels and geographies.”

Business Performance

Today, Teladoc Health also reaffirmed its updated guidance provided on November 1, 2018, which reflects the significant momentum it carries into the end of year and into 2019.

For the fourth quarter 2018, it continues to expect:

•                  Revenue to be in the range of $119 million to $121 million.

•                  EBITDA to be in the range of a loss of $(9) million to a loss of $(11) million.

•                  Adjusted EBITDA to be in the range of $4 million to $6 million.

•                  Total visits to be between 720,000 and 820,000.

•                  Net loss per share, based on 70.4 million weighted average shares outstanding, to be between $(0.36) and $(0.38).

For the full-year 2018, it continues to expect:

•                  Revenue to be in the range of $414 million to $416 million.

•                  EBITDA to be in the range of a loss of $(36) million to a loss of $(38) million.

•                  Adjusted EBITDA to be in the range of $12 million to $14 million.

•                  Total U.S. paid membership to be in the range of 22.6 million to 23.5 million and visit fee only access to be available to approximately 9.4 million individuals at December 31, 2018.

•                  Total visits to be between 2.5 million to 2.6 million.

•                  Net loss per share, based on 65.9 million weighted average shares outstanding, to be between $(1.48) and $(1.50).

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc. is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. The company’s award-winning, integrated clinical solutions are inclusive of telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,000 employees, the organization delivers care in 125 countries and in more than 20 languages, partnering with employers, hospitals and health systems, and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

###

Media Contacts:
Raul Damas/Shahed Larson

Brunswick Group

212-333-3810

rdamas@brunswickgroup.com

slarson@brunswickgroup.com

Courtney McLeod
Teladoc Health
203-253-3257

cmcleod@teladochealth.com